Exhibit 10.14

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is dated for reference purposes only as of November 20, 2015, by and between BIG DOG HOLDINGS LLC, a Delaware limited liability company (as successor in interest to 650 TOWNSEND ASSOCIATES LLC, a Delaware limited liability company) (“Landlord”), and IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Pursuant to that certain Office Lease dated as of April 30, 2008 (the “Original Lease”), as amended by each of (i) the First Amendment to Lease dated as of February 26, 2010 (the “First Amendment”), (ii) the Second Amendment to Lease dated as of December 19, 2011 (the “Second Amendment”, and (iii) the Third Amendment to Lease dated as of January 8, 2014, (the “Third Amendment”), and Fourth Amendment to Lease dated as of April 22, 2015 (“Fourth Amendment”), collectively with the Original Lease (the “Existing Lease”), Tenant currently leases certain premises containing approximately 11,064 square feet of rentable area located on the third floor, commonly referred to as Suite 380 and approximately 5,579 square feet of rentable area located on the third floor, commonly referred to as Suites 345 (3,854 square feet) and 346 (1,725 square feet) (the “Premises”), in the building located at 650 Townsend Street, San Francisco, California (the “Building”).

B. The current expiration date of Existing Lease is April 30, 2016. Tenant wishes to extend the expiration date to December 31, 2016. The period from May 1, 2016 through December 31, 2016 is referred to herein as the “Extended Term”.

C. The Basic Lease Terms attached hereto as Exhibit A apply during the Extended Term.

D. Landlord and Tenant now desire to amend the Existing Lease to set forth the terms and conditions which will govern Tenant’s lease of the Premises during the Extended Term. The Existing Lease, as amended by this Fifth Amendment, is referred to herein as the “Lease”.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Use of Defined Terms; Recitals; Exhibits; Effective Date Definitions. Unless otherwise defined herein or unless the context clearly requires otherwise, all capitalized terms used herein shall have the defined meanings ascribed to them in the Existing Lease. In the event of any conflict between the terms of the Existing Lease and the terms of this Fifth Amendment, the terms (including, without limitation, any definitions) set forth in this Fifth Amendment shall supersede and control.

1.2 Recitals. The recitals set forth above are incorporated herein and made a part of this Fifth Amendment to the same extent as if set forth herein in full.

1.3 Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Fifth Amendment. Unless otherwise defined herein or unless the context clearly requires otherwise, all capitalized terms used in the exhibits attached hereto shall have the defined meanings ascribed to them in this Fifth Amendment.

1.4 Effective Date. Unless otherwise specifically provided herein, the provisions of this Fifth Amendment shall be effective as of the date that this Fifth Amendment has been fully executed and delivered by both Tenant and Landlord (the “Effective Date”).

2. Basic Lease Information-Extended Term. The Basic Lease Information which applies to the Premises for the Extended Term is attached as Exhibit A to this Fifth Amendment This Basic Lease Information document shall serve as the operative summary of the principal terms of the Lease, as amended by this Fifth Amendment, which shall apply starting on the Commencement Date of the Extended Term through the expiration or earlier termination of the Lease.

3. Base Rent.

3.1 Base Rent. Notwithstanding anything in the Existing Lease to the contrary, from and after the Commencement Date of the Extended Term continuing through and until the Expiration Date, Tenant shall pay to Landlord as monthly Base Rent for the Premises, the monthly Base Rent specified in the Basic Lease Information set forth in Exhibit A hereto.

3.2 Security Deposit. The Security Deposit shall remain the same as set forth under the Fourth Amendment (i.e., $27,895).

4. Termination Right. Notwithstanding any provision of the Lease to the contrary, but subject to the terms and provisions of this Section 4, Landlord may, upon at least ninety (90) prior written notice to the other party, terminate the Lease solely with respect to Suites 345 and 346.

5. Brokers. Landlord and Tenant each represent and warrant to the other that, except for Colliers International, representing Landlord exclusively (the “Landlord’s Broker”), they have not made any agreement or taken any action which may cause anyone, other than Landlord’s Broker, to become entitled to a commission as a result of the transactions contemplated by this Fifth Amendment, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Section 5. Landlord, at its sole cost and expense, will pay any commission which may be due Landlord’s Broker pursuant to its separate agreement with Landlord’s Broker.

6. Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Premises and has paid (and continues to pay) all Rent and any other charges or sums due under the Lease as the same become due and payable; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Fifth Amendment; (e) Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) this Fifth Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

7. Landlord Representations. Landlord hereby represents and warrants to Tenant that as of the Effective Date: (a) all of Landlord’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Landlord has all required rights, title and interest in the Building in order to fulfill its obligations hereunder; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Fifth Amendment; (e) this Fifth Amendment has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with the terms hereof.

8. Miscellaneous.

8.1 Except as modified by this Fifth Amendment, all of the terms, conditions and provisions of the Existing Lease shall remain in full force and effect and are hereby ratified and confirmed. The Lease, as amended by this Fifth Amendment, may be amended only by an agreement in writing, signed by the parties hereto. This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

8.2 Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Existing Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

8.3 The submission of this Fifth Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing Lease on the terms and conditions contained herein, and this Fifth Amendment shall not become effective as an amendment to the Existing Lease unless and until the Effective Date occurs.

8.4 This Fifth Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Lease as hereby amended, and this Fifth Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease. Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant.

8.5 This Fifth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This Fifth Amendment may be executed by a party’s signature transmitted by facsimile

(“fax”) or by electronic mail in portable document format (“pdf’), and copies of this Fifth Amendment executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or pdf signatures as if such signatures were originals. Any party executing and delivering this Fifth Amendment by fax or pdf shall promptly thereafter deliver a counterpart of this Fifth Amendment containing said party’s original signature. All parties hereto agree that a faxed or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Fifth Amendment as if it were an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to Lease to be executed as of the respective dates written below.

LANDLORD:

BIG DOG HOLDINGS LLC,
a Delaware limited liability company

By:	Zynga Inc., its sole member

By:	/s/ Michelle Quejado
Name:	Michelle Quejado
Its:	Chief Accounting Officer

Date:

TENANT:

IRHYTHM TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Kevin M. King
Name:	Kevin M. King
Its:	Chief Executive Officer

Date:	11/18/15

Exhibit A

BASIC LEASE INFORMATION

Suites 345, 346 and 380

(Fifth Amendment to Lease; applies to Extended Term)

Date of Lease:	April 30, 2008

Date of Amendments:

First Amendment dated as of February 26, 2010

Second Amendment dated as of December 19, 2011

Third Amendment dated as of January 8, 2014

Fourth Amendment dated as of April 22, 2015

Fifth Amendment dated as of November 20, 2015

Landlord:	Big Dog Holdings LLC, a Delaware limited liability company

Tenant:	iRhythm Technologies, Inc., a Delaware corporation

Premises:

All Suites are located on the third floor

Rentable area is approximately as follows:

Suite 345 (3,854 square feet) and 346 (1,725 square feet) which total 5,579 square feet; and

Suite 380 (11,064 square feet).

Total rentable area for all Suites is 16,643 square feet.

Term:	Commencing on Commencement Date and expiring on the Expiration Date.

Commencement Date:	May 1, 2016

Expiration Date:	December 31, 2016

Following the Expiration Date, the Term of the Lease shall continue on thereafter as a month-to-month tenancy, in which event the Expiration Date shall occur on the date that is at least one (1) full calendar month following the effective date of either party’s written notice to the other party of its intent to terminate this Lease (“Termination Notice”) (for the avoidance of doubt, if the effective date of the Termination Notice is a date other than the first (1st) day of a calendar month, the Expiration Date shall be the last day of the calendar month which immediately follows the calendar month in which the Termination Notice is given).

Relocation Right:	Landlord may, upon at least thirty (30) prior written notice to the other party, relocate Tenant from the Premises to another location in the Building so long as (i) the relocation Premises shall be equal or greater than the square footage of the Premises and (ii) Tenant’s Base Rent shall not increase.

Base Rent:	Monthly Base Rent Payment (based on the annual rate of $68 per rentable square foot of the Premises, net of electrical and janitorial): $94,310.33

Base Year and Tenant’s Percentage Share:	Base Year: Calendar year 2015; Tenant’s Percentage Share: 2.52%

Permitted Use:	General office, research, development and administrative and other office-related activities

Security Deposit:	$27,895 (already paid)

Building Directory Spaces:	One (1) directory strip

Tenant’s Address:	650 Townsend Street, Suite 380 San Francisco, California 94103 Attention: Chief Financial Officer

Landlord’s Address:	c/o Cushman & Wakefield 650 Townsend Street, Suite 220 San Francisco, CA 94103

With a copy to:	c/o Zynga Inc. 699 Eighth Street San Francisco, CA 94103 Attn: VP, Finance

Landlord’s Address for Payments:	Zynga Inc. c/o Cushman & Wakefield PO Box 45257, Ext. 022 San Francisco, CA 94145